Exhibit 99.14

CONSENT OF ALEXEY REZNIKOVICH TO BE NAMED AS A

DIRECTOR-NOMINEE

I consent to the use of my name as a Director-nominee in the “Information about VimpelCom Ltd. - Directors and Officers” section in the Registration Statement to be filed by VimpelCom Ltd. on Form F-4 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/S/ Alexey Reznikovich
Name: Alexey Reznikovich

Dated: February 3, 2010